Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into December 18, 2006 to be effective as of the 1st day of January, 2007 (the “Effective Date”), by and between the Compensation Committee independent Board Directors of WorldWater & Power Corp., having an office at Pennington Business Park, 55 Route 31 South, Pennington, New Jersey 08534 (the “Company”), and Quentin T. Kelly, residing at 117 Hopewell-Rocky Hill Road, Hopewell, New Jersey 08525 (the “Employee”).

In consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1    Employment Term. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, on the terms and conditions set forth herein. Unless otherwise terminated as hereafter provided, the term of this Agreement shall begin on January 1, 2007 and shall continue until the December 31, 2011 (the “Term”).

1.2    Position and Duties. The Company shall employ Employee as its Chairman and Chief Executive Officer with such duties as are commensurate with this position and as may reasonably be assigned to Employee by the Company’s Board of Directors from time-to-time, including overseeing the Company’s general operations and business activities, developing the Company’s corporate and strategic plans, formulating overall corporate policies and directing the Company’s officers and employees. Employee shall faithfully perform the duties of his employment and shall devote to the performance of such duties his full time and attention. Employee may not engage in outside activities that conflict with the duties and responsibilities enumerated hereunder or that affect Employee’s ability to perform such duties and responsibilities.

1.3    Place of Performance. Employee shall be employed at the principal offices of the Company located in New Jersey. Employee shall also travel for business purposes and conduct business meetings and product demonstrations at the Company’s principal offices and other offsite locations as appropriate.

1.4    Compensation and Related Matters.

(a)           Base Compensation. In consideration of the Employee’s services, the Company shall pay the Employee an annual base salary at an annual gross rate of:

(i)            $250,000 for the first year of the Term (January 1, 2007 through December 31, 2007);

(ii)           For the subsequent four years, the Compensation Committee and the Board of Directors shall determine the base annual salary but in no case shall it be less than the annual base salary for the first year.

The Base Compensation, less applicable withholdings, shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.

(b)           Bonus.

(i)            During each year of the Term, the Employee shall be entitled to an annual bonus with a target opportunity equal to up to fifty percent (50%) of Employee’s Annual Base Salary, provided that the payment and amount of any bonus shall be within the discretion of the Company’s Board of Directors.

(ii)           Employee shall be entitled to a bonus in an amount to be determined by the Compensation Committee of the Board of Directors upon the consummation of a merger, consolidation or business combination transaction between the Company and EMCORE Corporation or any of its affiliates.

(c)         Monthly Allowances. During each year of the Term, the Employee shall be entitled to an allowance up to $1,200.00 per month to cover the Employee’s operation and insurance of an automobile, which the Company shall lease or purchase on behalf of the Employee, such automobile to be selected by the Employee.

(d)        Expenses. During each year of the Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures as may be established by the Company from time to time.

(e)         Vacations. During the Term, the Employee shall be entitled to four (4) weeks of paid vacation days in each calendar year, and to compensation in respect of earned but unused vacation days. The Employee shall also be entitled to all paid holidays given by the Company to its employees.

(f)         Retirement Plans. Subject to the Board of Directors, the Company may develop and implement a defined benefit retirement plan for all or certain employees of the Company or particularly for the Employee’s participation, together with a Supplemental Executive Retirement Plan (“SERP”) for the Employee’s benefit.

(g)        Other Benefits. The Employee shall be entitled to participate in all of the Company’s employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Employee on no less favorable terms as those provided to any other employee of the Company, including, without limitation, the Company’s health, life and disability insurance plans.

(h)        Equity Participation. The Employee shall be entitled to receive options to purchase 5,000,000 shares of the Company’s common stock pursuant to the Company’s 1999 Stock Option Plan (the “Stock Option Plan”), which options shall vest twenty percent (20%) per year, with the first twenty percent (20%) vesting immediately upon the grant of the options and the remaining options vesting twenty percent (20%) per year on the annual anniversary of the initial grant date.

ARTICLE II
TERMINATION OF EMPLOYMENT

2.1    Termination of Employment. The Employee’s employment may terminate prior to the expiration of the Term under the following circumstances:

(a)           Without Cause. The Company may terminate Employee’s employment upon giving the Employee six (6) months written notice. During the notice period, the Company may, at its sole discretion, relieve Employee of his duties.

(b)           Death. The Employee’s employment shall terminate upon the Employee’s death.

(c)           Disability. Except as otherwise required by law, if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been unable to perform his duties hereunder on a full-time basis for a period of four (4) consecutive months, the Employee’s employment may be terminated by the Company following such four (4) month period.

(d)           Cause. The Company may terminate the Employee’s employment for Cause immediately upon issuing notice to Employee. For purposes hereof, “Cause” shall mean:

(i)            intentional failure by the Employee to substantially perform the material duties of the Employee hereunder (other than due to disability as defined in 2.1(c));

(ii)           an act of dishonesty, fraud, embezzlement, theft or any other material violation of law;

(iii)          intentional damage to material assets of the Company;

(iv)          engagement in any competitive activity that would constitute a breach of this Agreement and/or of the Employee’s duty of loyalty.

In the event of termination for Cause pursuant to subsections (i) or (iv) of this Section 2.1(d), the Company shall be obligated to provide the Employee with a notice setting forth claimed acts or omissions forming the basis for the alleged Cause and twenty (20) days to cure such acts or omissions before Cause to terminate the Employee may be invoked by the Company.

(e)           Voluntary Termination. The Employee may voluntarily terminate the Employee’s employment with the Company upon giving the Company one (1) month’s written notice. During the notice period, the Company may, at its sole discretion, relieve Employee of his duties.

(f)            Good Reason. The Employee may terminate the Employee’s employment for Good Reason immediately upon issuing notice to the Company. For purposes hereof, “Good Reason” shall mean the occurrence of any of the following events without Employee’s prior written consent:

(i)            any diminution in the Employee’s position, title, authorities or responsibilities or any adverse change in the Employee’s reporting lines;

(ii)           removal of the Employee from the position of Chief Executive Officer (CEO) and Chairman of the Board of Directors;

(iii)          any relocation of the headquarters of the Company greater than 25 miles from its current location;

(iv)          a Change in Control (as defined herein) of the Company; or

(v)           the failure of the Company to pay when due any amount or provide any benefit when due hereunder or any other breach of any of the Company’s material obligations under this Agreement or under any other plan, program, agreement or arrangement of the Company to which the Employee is a party or of which the Employee is a beneficiary, it being acknowledged that the Company’s obligations to implement a defined benefit retirement plan and SERP are material.

2.2    Date of Termination. For purposes of this Agreement, the “Date of Termination” shall be:

(a)           if the Employee’s employment is terminated by the Company pursuant to Section 2.1(a), the date that is twenty-four (24) months after the date that the Company issues written notice to the Employee, or the date of the end of the Term, whichever is longer;

(b)           if the Employee’s employment is terminated by reason of the Employee’s death pursuant to Section 2.1(b), by reason of Employee’s Disability pursuant to Section 2.1(c), or by the Employee pursuant to Section 2.1(f), the date that is twenty-four (24) months after the date of death, Disability or that the Employee issues written notice to the Company, as the case may be, or the date of the end of the Term, whichever is longer;

(c)           if the Employee’s employment is terminated pursuant to 2.1(d), the date specified by the Company; and

(d)           if the Employee’s employment is terminated by the Employee pursuant to Section 2.1(e), the date that is one (1) month after the date the Employee issues written notice to the Company.

(e)           Effect of Termination of Employment. Upon termination of employment in accordance with Section 2.1, the Employee will be entitled to his Base Compensation, benefits and any earned but unpaid bonus through the Date of Termination; except in the event of termination of employment in accordance with Section 2.1(a), 2.1(b), 2.1(c) or 2.1(f), in which event the Employee will be entitled to his Base Compensation, benefits, any earned but unpaid bonus through the Date of Termination, plus continuing ownership of a whole life insurance policy as currently funded by the Company with benefits of $1,000,000, and an award of one (1) million shares of the Company’s common stock as currently capitalized; except further in the event of termination of employment in accordance with Section 2.1(f)(iv) as a result of a Change in Control, in which event the Employee will be entitled to his Base Compensation, benefits and any earned but unpaid bonus through the Date of Termination, plus continuing ownership of a whole life insurance policy as currently funded by the Company with benefits of $1,000,000, and an award of three (3) million shares of the Company’s common stock as currently capitalized and a lump sum payment of $3,000,000. In addition, in the event of termination of the Employee’s employment in accordance with Section 2.1(a), 2.1(b), 2.1(c) or 2.1(f), the Employee’s stock options that have not yet vested will immediately vest upon termination. In the event that the law or 1999 Stock Option Plan provides otherwise, the Company will immediately issue stock options to the Employee in such amount as would bring the total amount of stock options issued to Employee to 5,000,000 from the date of execution of this Agreement to the Date of Termination. In the event of Termination in accordance with Section 2.1 (a), (b), (c.) pr (f.), the Company may execute a Separation Agreement with the Employee for continued services and commensurate compensation.

ARTICLE III
COVENANTS OF THE EMPLOYEE

3.1    Confidential Information.

(a)           The Company owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to Employee, but also information developed or learned by Employee during the course of, or as a result of; employment hereunder, which information Employee acknowledges is and shall be the sole and exclusive property of the Company. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Company. Whether or not such information is specifically labeled as Confidential Information by the Company is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company and for its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, budgets, projections, customer, supplier and sub-contractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Employee’s personal knowledge and know-how which Employee has developed over his career and of which Employee was aware prior to his employment, or (B) information which (ii) was generally known or generally available to the public prior to its disclosure to Employee; (ii) becomes generally known or generally available to the public subsequent to disclosure to Employee through no wrongful act of any person or (iii) which Employee is required to disclose by applicable law or regulation (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company’s expense, in seeking a protective order or other appropriate protection of such information).

(b)           Employee acknowledges and agrees that in the performance of his duties hereunder the Company will from time to time disclose to Employee and entrust Employee with Confidential Information. Employee also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company’s interests, and an improper disclosure of trade secrets. Employee agrees that be shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of his assigned duties and for the benefit of the Company, any Confidential Information, either during his term of employment or thereafter.

(c)           The Employee agrees that upon leaving the Company’s employ, the Employee shall not take with the Employee any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Company, its subsidiaries, affiliates or licensees.

(d)           During the Term, Employee will disclose to the Company all designs, inventions and business strategies or plans developed for the Company, including without limitation any process, operation, product or improvement. Employee agrees that all of the foregoing are and will be the sole and exclusive property of the Company and that Employee will at the Company’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company.

3.2    Remedies. The Employee acknowledges that any breach of Article III is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Employee consents the Company’s seeking injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company’s rights hereunder.

3.3    No Conflicting Agreements. Employee represents and warrants to the Company that (i) Employee is not a party to or subject to any other binding covenants, contracts, agreements, arrangements, employee manuals or other writings regarding his employment with any former employer, (ii) Employee has the ability and the authority to enter into this Agreement, (iii) entering into and performing under this Agreement will not violate any agreement between the Employee and any third party, and (iv) there exist no obligations to any third party that will restrict Employee’s performance of his duties to the Company under this Agreement.

3.4    Survival. The provisions of this Article III shall survive the termination of this Agreement and Employee’s Term of employment.

ARTICLE IV
MISCELLANEOUS

4.1    Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any transaction or series of transactions pursuant to which any person or entity, other than EMCORE Corporation or any of its affiliates, in the aggregate acquire(s): (1) capital stock of the Company possessing the voting power or de facto voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise), or (2) all or substantially all of the Company’s assets determined on a consolidated basis; provided that, a transaction shall not constitute a Change in Control unless it also is a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and any successor statute and under Notice 2005-1, as amended or supplemented from time to time, or Treasury Regulations or other IRS guidance issued under Section 409A of the Code from time to time); and further provided that.

4.2    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	Quentin T. Kelly
117 Hopewell-Rocky Hill Road
Hopewell, New Jersey 08525

If to the Company:	WorldWater & Power Corp.
Pennington Business Park
55 Route 31 South
Pennington, New Jersey 08534
Attention: Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.

4.3    Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Employee and the Company. This Agreement, along with any documents incorporated herein by reference, constitute the entire agreement between the parties regarding their employment relationship and supersede all prior agreements, promises, covenants, representations or warranties. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

4.4    Authority. The Company represents that the person signing this Agreement has been duly authorized by the Board of Directors to execute this Agreement and to bind the Company.

4.5    Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey without reference to New Jersey’s choice of law rules. In the event of any dispute, the parties agree to submit to the jurisdiction of any court sitting in the State of New Jersey.

4.6    Withholding. All payments required to be made by the Company hereunder to the Employee of the Employee’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law.

4.7    Attorney’s Fees. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.

4.8    Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but, would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other patty of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself this Section shall survive the termination of this Agreement of the Term.

4.9    Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Employee; provided; however, that this provision shall not preclude the Employee from designating in writing one or more beneficiaries to receive any amount that may be payable after the Employee’s death and shall not preclude the legal representative or the Employee’s estate from assigning any right hereunder to the person or persons entitled thereto. If the Employee should die while any amounts would still be payable to the Employee hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Employee’s written designee or, if there be no such designee, to the Employee’s estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Employee, the Employee’s heirs and legal representatives and the Company and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

WORLDWATER CORP.	EMPLOYEE

/s/ Larry L. Crawford	/s/ Quentin T. Kelly
By: Larry L. Crawford	Quentin T. Kelly
Title: VP – Chief Financial Officer